Exhibits 5.1, 8.1 and 23.1

September 29, 2006

Structured Asset Securities Corporation

745 Seventh Avenue, 7th Floor

New York, New York  10019

Attention:  Mortgage Finance, Lehman XS 2006-15

Re:

Structured Asset Securities Corporation,

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Structured Asset Securities Corporation, a Delaware corporation (the “Company”), in connection with the offering of the Lehman XS Trust Mortgage Pass-Through Certificates, Series 2006-15 (the “Certificates”).  A Registration Statement of the Company on Form S-3 relating to the Certificates (Commission File No. 333-133985) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective on August 10, 2006.  As set forth in the prospectus dated September 13, 2006, as supplemented by a prospectus supplement dated September 28, 2006 (the “Base Prospectus” and the “Prospectus Supplement,” respectively), the Certificates will be issued under and pursuant to the conditions of a trust agreement dated as of September 1, 2006 (the “Trust Agreement”), by and among the Company, as depositor, Aurora Loan Services LLC, as master servicer (the “Master Servicer”), and LaSalle Bank National Association, as trustee (the “Trustee”).

We have examined a form of the Trust Agreement, forms of the Certificates, the Base Prospectus, the Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents.  As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

(i)

The Trust Agreement has been duly and validly authorized by all necessary action on the part of the Company and, when duly executed and delivered by the Company, the Trustee, the Master Servicer, and any other party thereto, the Trust Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations;

(ii)

The issuance and sale of the Certificates have been duly authorized by all requisite corporate action on the part of the Company and, when duly and validly executed and authenticated in accordance with the terms of the Trust Agreement and delivered against payment therefor pursuant to the underwriting agreement dated December 21, 2005, between the Company and Lehman Brothers Inc., and a terms agreement dated September 28, 2006 between the Company and Lehman Brothers Inc., the Certificates will be duly and validly issued and outstanding, and entitled to the benefits of the Trust Agreement;

(iii)

Under existing law, assuming compliance with all provisions of the Trust Agreement, for federal income tax purposes, the pool of assets for which the Trust Agreement directs that a REMIC election be made will qualify as a “real estate mortgage investment conduit” (“REMIC”) pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the “Code”); each of the Certificates, other than the Class S-X, Class C-X, Class R and Class LT-R Certificates and exclusive of the rights to receive (or obligation to pay) Basis Risk Shortfalls and Unpaid Basis Risk Shortfalls, will evidence ownership of “regular interests” in a REMIC within the meaning of the Code; and each of the Class R and Class LT-R Certificates will be considered to represent the sole class of “residual” interest in one or more REMICs created pursuant to the Trust Agreement within the meaning of Section 860G(a)(2) of the Code; and

(iv)

The statements contained under the caption “Material Federal Income Tax Considerations” in the Base Prospectus and the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

The opinions set forth in subparagraphs (iii) and (iv) are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time.  Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based.  The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the documents referenced above.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Material Federal Income Tax Considerations” in the Base Prospectus and Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP

McKee Nelson LLP